Exhibit 99

News Release

Contact:  Joseph J. Kirby
           Chairman and Chief Executive Officer
          John C. Warren
           President and Chief Operating Officer
Telephone: (401) 348-1200
Date: August 16, 1996
Release: IMMEDIATE


Washington Trust Bancorp, Inc. Adopts Shareholder Purchase Rights Plan


Westerly, Rhode Island ... Washington Trust Bancorp, Inc. (NASDAQ National Market; symbol: WASH), parent of The
Washington Trust Company, today announced today that its Board of Directors has adopted a shareholder purchase rights plan designed to deter coercive or unfair takeover tactics. The Rights Plan will ensure that all Washington Trust shareholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the Corporation.

The Corporation's Board of Directors declared a distribution of one Right for each outstanding share of the Corporation's Common Stock to shareholders of record at the close of business on September 3, 1996. Initially, the Rights will trade automatically with the Common Stock and separate Right Certificates will not be issued. The Rights Plan was not adopted in response to any effort to acquire Washington Trust, and the Board is not aware of any such effort. The Rights will expire on August 31, 2006 unless earlier redeemed or exchanged.

"The Plan is in place to protect the interest of all shareholders in the event that Washington Trust is confronted with coercive or unfair takeover tactics", said
Joseph J. Kirby, the Bank's Chairman and Chief Executive
Officer. He continued, " It allows our Board time to evaluate any offer and all options for long-term growth, without restricting our considerations."

Each Right entitles the registered holder, subject to the terms of a Rights Agreement, to purchase from the Corporation one share of the Corporation's Common Stock at a purchase price of $120 per share, subject to adjustment.
The Rights will not be exercisable until a subsequent distribution date which will only occur if a person or group acquires beneficial ownership of 15% or more of the Corporation's Common Stock or announces a tender or exchange offer that would result in such person or group owning 15% or more of the Common Stock.

If a person or group acquires beneficial ownership of 15% or more of the Corporation's outstanding Common Stock, each holder of a Right (other than the 15% holder whose Rights become void once such holder reaches the 15% threshold) will thereafter have a right to purchase, upon payment of the purchase price of the Right, that number of shares of the Corporation's Common Stock which at the time of such transaction will have a market value equal to two times the purchase price of the Right.

In the event that, at any time after a person or group acquires 15% or more of the Corporation's Common Stock, the Corporation is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right will thereafter have the right to purchase, upon payment of the purchase price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the purchase price of the Right.

The Board of Directors of the Corporation may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

At any time prior to the time any person or group acquires
15% or more of the Corporation's Common Stock, the Board of Directors of the Corporation may redeem the Rights in whole, but not in part, at a price of $0.001 per Right.

Washington Trust Bancorp, Inc. is the parent of The Washington Trust Company which operates six branch locations in southern Rhode Island and plans to open its seventh full service branch office in North Kingstown, Rhode Island later this year. The Bank also has a full service Trust and Investment Department serving the region and recently opened a loan production office through a subsidiary, The Washington Financial Company, in Mystic, Connecticut.


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                                  (logo here)
                     Washington Trust Bancorp, Inc.
23 Broad Street * Westerly, Rhode Island * Telephone 401-348-
1200 * FAX 401-348-1386